NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Vice President - Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY INCREASES THIRD QUARTER PRODUCTION GUIDANCE AND
UPDATES OPERATING ACTIVITIES

LAFAYETTE, LA - October 19, 2006 - PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company is increasing its third quarter production guidance to approximately 76 Mmcfe per day from its previously issued guidance of 70-75 Mmcfe per day.

The Company is currently evaluating its previously released full year 2006 production guidance and expects to provide an update in conjunction with its third quarter earnings release.

Drilling activity during the third quarter of 2006 included 16 successful horizontal coalbed methane wells in the Arkoma Basin, seven successful wells in East Texas, and two successful discoveries in the Company’s Ship Shoal drilling program in the Gulf Coast region. The Company’s The Farm Prospect was determined to be not commercially productive.

A total of 16 successful wells were drilled in the Arkoma Basin during the third quarter of 2006 resulting in a 100% success rate. Drilling continues in the Arkoma Basin with two rigs working full time in the Hartshorne Coal and one rig drilling three consecutive wells testing deep horizons, including the Woodford shale. Two of the three wells will be vertical wells testing both the Caney and Woodford shales, and one is planned to be a horizontal well in the Woodford shale.

PetroQuest participated in the drilling and completion of six wells in the East Texas Basin during the third quarter of 2006. The Company’s Hogan prospect was drilled during the second quarter and recently began producing at approximately 1,000 Mcfe per day. Additionally, the Company’s Palmer prospect was drilled during the second quarter and is currently awaiting pipeline connection. The Company has begun drilling the test well in its Jones prospect which should be logged during the fourth quarter.

In the Gulf Coast Basin, the Company’s Pelican Point prospect came on-line and is currently producing at a gross rate of approximately 17,000 Mcfe per day. The production rate has declined from an initial flow rate of approximately 25,000 Mcfe per day, and the flowing tubing pressure has decreased at a quicker than expected rate. These decreases suggest lower proved reserves than originally estimated which indicates compartmentalization of the reservoir being drained by the first well. PetroQuest has an approximate 18% NRI in the well. The Company remains optimistic about the project, and the second well at Pelican Point is currently drilling with results expected during the first quarter of 2007.

Additionally, the Company has logged two more successful wells for a total of four successes in its Ship Shoal drilling program during 2006. Completion operations are underway on the fourth well and initial production commenced on the first three wells during the third quarter.

As previously announced, the Company’s Grayhawk Prospect in the Gulf of Mexico was drilled to a total depth of approximately 18,200 feet, logging 132 feet total vertical depth of net productive sands. The well is expected to begin producing during December, and the Company has an approximate 18% NRI.

The Company is currently drilling its Gray Plantation (23% working interest) in the Gulf Coast Basin, and the well should be logged during the fourth quarter.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.